Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Announces Closing of $65 Million Registered Direct Offering of Common Stock

MOUNTAIN VIEW, Calif., August 6, 2008— VIVUS, Inc. (NASDAQ: VVUS) announced today that it has consummated the previously announced registered direct offering of 8,365,508 shares of its common stock to a select group of institutional investors at $7.77 per share. The offering resulted in net proceeds of approximately $63.4 million.

The shares described above were offered by VIVUS pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission on May 29, 2008.

“We are pleased that we were able to involve a group of high-quality, new and existing investors in this financing,” said Leland Wilson, president & CEO of VIVUS.  “We look forward to being able to use the proceeds of the offering to advance our late stage investigational product candidates, including Qnexa that is under clinical development to treat obesity and diabetes.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates under development to address obesity, diabetes and sexual health, including: Qnexa™, for which phase 3 studies for the treatment of obesity have been initiated and a phase 2 study for the treatment of type 2 diabetes has been completed; Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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